UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

STRATEGIC REALTY TRUST, INC.

(Name of the Registrant as Specified In Its Charter)

DIANNE COSTA

JEROME HAGLEY

MICHAEL KARAS

MARSHALL KARR

TODD SPITZER

ANTHONY THOMPSON

TINA ALDATZ

BERNECE DAVIS

ROBERT HOH

JAMES RONALD KING SR.

DAVID LARSEN

JOHN SKEFFINGTON

SHARON THOMPSON

CENTAURUS FINANCIAL INC.

THOMPSON NATIONAL PROPERTIES, LLC

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT TO PROXY STATEMENT

November 18, 2013

The following information supplements the proxy statement filed by the SRT Shareholders Coalition (the “Coalition”) dated October 29, 2013 (the “Proxy Statement”) and should be read in conjunction with the Proxy Statement, which should be read in its entirety.  Any terms used below have the meanings set forth in the Proxy Statement, unless otherwise defined below.

SECOND ROUND OF CHANGES BY SRT BOARD TO BYLAWS AND ELECTION RULES

After the Coalition mailed its Proxy Statement and commenced its solicitation to call the Special Meeting, the SRT Board of Directors for a second time altered SRT’s bylaws and purportedly adopted other fundamental changes to its corporate governance structure that impose substantial roadblocks to the ability of stockholders to call a Special Meeting and remove and elect directors.  These latest changes were adopted at a Board meeting called on 24 hours’ notice over Mr. Thompson’s objections.  We believe that these eleventh hour revisions were made to further entrench Mr. Batinovich and the Special Committee by making it considerably harder for the stockholders to replace Mr. Batinovich and the Special Committee with individuals nominated by the stockholders, thereby strengthening Messrs. Batinovich, Maier, Levin and Rogers’ control over SRT.

Below is a description of these last minute changes:

Provision as of Commencement of the Coalition’s Solicitation to call a Special Meeting	Purported Changes Approved by Mr. Batinovich and the Special Committee on November 1, 2013
Stockholders elect the entire Board at the annual meeting of stockholders. Each director is subject to an up or down vote by stockholders every year.

Board is staggered into three classes. Only one director - and not the entire Board - will be up for election at the 2013 Annual Meeting. Stockholders will have to wait at least three annual meetings to elect a majority of the Board. The size of the Board was reduced to four members effective at the 2013 Annual Meeting.

Stockholders holding 10% of the outstanding votes may call a special meeting.	Stockholders cannot call a special meeting without requests from at least a majority of the outstanding shares. The Board unilaterally raised the special meeting threshold by 500%.
Stockholders are entitled to remove directors upon a majority vote, with or without cause.	Directors can be removed only for cause (which is in direct contradiction to the SRT charter) by a vote of two-thirds of the outstanding shares.
Stockholders designate the time, date and place of a special meeting called by the stockholders.	In direct violation of the SRT charter, even though the stockholders are calling the special meeting, only the Board may designate the place, date and time of the special meeting.
Stockholders bear the costs of their own solicitation with respect to a special meeting.	Stockholders calling for a special meeting must also pay the costs of preparing and mailing the meeting notice at the time they submit a request to call a special meeting.
Record date of a special meeting called by stockholders is set in accordance with Maryland law and SRT’s charter.	The record date for a stockholder requested meeting will be set by the Board in its sole discretion.

Moreover, in yet another last minute twist, the Company has announced that even if the Coalition complies with the higher standard and delivers written requests signed by stockholders holding a majority of the SRT shares, the Company will still reject the request and refuse to call a Special Meeting.  The Company is taking this position because it believes that the Board’s latest round of changes to the bylaws and the election rules prevent stockholders from removing directors without cause, regardless of the number of votes in favor of removal.

We believe these bylaw amendments and the election for SRT to be governed under the Maryland Unsolicited Takeover Act are improper, violate SRT’s charter and should not retroactively apply to our solicitation to call the Special Meeting or to the 2013 SRT Annual Meeting.  However, even assuming the Maryland Unsolicited Takeover Act applies, we believe that the SRT stockholders can still remove the Board without cause because the Maryland Unsolicited Takeover Act provides that a company’s charter provisions will govern this issue.  SRT’s charter allows the stockholders to remove directors without limitation, which we believe clearly means that stockholders can remove directors with or without cause.  In fact, in its initial public offering documents, SRT described its charter as allowing stockholders to remove directors with or without cause.  Accordingly, we believe that SRT stockholders continue to have the ability to remove directors with or without cause and we are continuing with our solicitation to call a Special Meeting.

The Coalition is reserving all of its rights to challenge these last minute bylaw changes and manipulation of the SRT’s corporate governance structure.  Accordingly, the Coalition’s description of, and any compliance with, the new provisions should not be interpreted as any waiver or acknowledgement that the bylaw changes or adoption of the Maryland Unsolicited Takeover Act are valid.

Because SRT has staggered the Board and made other fundamental changes to its corporate governance structure, we have revised our nomination notice for the 2013 Annual Meeting to: (1) nominate Todd Spitzer to the only open seat and (2) submitted a proposal that if Mr. Spitzer is elected, then all of the other directors would be removed and replaced with our qualified, independent nominees:  Dianne Costa, Jerome Hagley, Michael Karas and Marshall Karr (and Mr. Spitzer would take all actions to appoint these individuals to the Board).

Because there is no assurance that the Company will allow us to bring our removal proposal at the 2013 Annual Meeting (in which case only one of the members of the Board can be replaced), we are continuing our efforts to call a Special Meeting to replace the entire Board with the Coalition’s slate of highly-qualified and independent directors.    If Company stockholders do not act now to try to call a Special Meeting and remove the existing Board, the stockholders will have to wait for three annual meetings to elect a majority of the Board.  At that point, we believe that the damage to the Company as a result of Mr. Batinovich and the Special Committee’s management may be irreversible.

If we are successful in calling a Special Meeting prior to the 2013 Annual Meeting and our proposals are successful, then Anthony Thompson, as the sole remaining director, will take all necessary action to appoint the Coalition’s slate to the Board, and then Mr. Thompson will immediately resign from the Board.

However, because SRT has purportedly raised the threshold to call a Special Meeting by 500% so that a majority of the stockholders (as opposed to just holders of 10% of the shares) is required to call a special meeting, we may not be successful in calling a Special Meeting prior to the 2013 Annual Meeting.  In that case, assuming Mr. Spitzer is elected at the 2013 Annual Meeting, then our proposal would provide instead that Mr. Spitzer as sole remaining director would elect the rest of the Coalition’s nominees to fill the vacancies created by the removal or resignation of directors or the expansion of the Board.  The Designated Agents are granted the authority under the Written Request Card to make this modification.

Now that SRT has raised the threshold to call a special meeting by 500%, your Written

Request is especially important.  Every vote counts.

PLEASE SIGN, DATE AND RETURN THE ORANGE WRITTEN REQUEST CARD TODAY

MAIL TO:  2300 E. KATELLA AVE, SUITE 235, ANAHEIM, CA 92806

FAX TO: 714-876-1492

 QUESTIONS? CALL: 800-401-7905

The SRT Shareholders Coalition (the “Coalition”) has filed a definitive proxy statement and related materials with the Securities and Exchange Commission (“SEC”) in connection with the Coalition’s solicitation of written requests to call a special meeting of the stockholders of SRT.  SRT stockholders should read the Coalition’s definitive proxy statement and its other publicly-filed proxy materials as they become available, because they contain important information.  Information regarding the direct and indirect interests of the Coalition and each other participant in the solicitation of proxies by the Coalition are included in the Coalition’s proxy materials filed with the SEC.  The Coalition’s proxy materials and other SEC filings may be accessed without charge at the SEC’s website at www.sec.gov

The following persons are participants in connection with the solicitation:  Dianne Costa, Jerome Hagley, Michael Karas, Marshall Karr, Todd Spitzer, Anthony Thompson, Tina Aldatz, Bernece Davis, Robert Hoh, James Ronald King Sr., David Larsen, John Skeffington, Sharon Thompson, Centaurus Financial Inc. and Thompson National Properties, LLC.